Exhibit 1.01

Tesla Conflict Minerals Report

(This report has been filed with the U.S. Securities and Exchange Commission to comply with the reporting period for the calendar year ended December 31, 2019.)

Tesla’s Mission

The goal of Tesla is to accelerate the world’s transition to sustainable energy.

Overview of Tesla

We design, develop, manufacture, sell, and lease high-performance fully electric vehicles and sustainable energy generation and storage systems, and offer services related to our products.

Introduction

Tesla is committed to sourcing only responsibly produced materials. This means having safe and humane working conditions in our supply chain and ensuring that workers are treated with respect and dignity. In addition to the Tesla Supplier Code of Conduct (“Code”), we also have a Human Rights and Conflict Minerals Policy (“Policy”) that outlines our expectations to all suppliers and partners that work with us, as well as our commitment to conflict-free sourcing. We strictly follow all U.S. and foreign legal requirements and require companies in our supply chain to do the same. Our contracts with suppliers also require them to adhere to Tesla’s policies, including our Code, Policy, and environmental and safety requirements. Tesla also requires our suppliers to provide evidence to us of their operations that address these social, environmental, and sustainability issues as well as their sourcing in a responsible manner.

Tesla’s supply chain has a unique hybrid of traditional automotive and high-tech industry suppliers from around the world. Many of our Tier 1 suppliers (i.e., direct suppliers) do not purchase all of their raw materials directly from mining/refining parties and instead obtain them from their upstream suppliers and sub-suppliers. Therefore, reliably determining the origin of all of our suppliers’ products is a difficult task, but the due diligence practices outlined below provide additional information and transparency that help us and our suppliers adhere to the responsible sourcing principles of our Code and Policy.

Our Tier 1 automobile parts suppliers are required to register and complete the domestic and international material compliance requirements in the automotive industry standard International Material Data System (“IMDS”) in order to meet European Union and other international materials and environmental related regulations. This requirement is also mandated for all suppliers who supply their products or raw materials to us as part of our production-parts approval process.

Tesla’s Responsible Supply Chain

All of Tesla’s supply chain partners are subject to our Supplier Code of Conduct (“Code"). This Code is the foundation for ensuring social and environmental responsibility and ethical conduct throughout our supply chain, no matter the industry, region, or materials. Tesla continues to identify and do business with organizations that conduct their business with principles that are consistent with our Code.

Tesla, along with our partners and independent third parties, conduct audits to observe these principles in action. If there is a reasonable basis to believe a supplier partner is in violation of our Code, Tesla will transition away from that relationship unless the violation is cured in a satisfactory manner.

In addition, all our suppliers are subject to Tesla’s Human Rights and Conflict Minerals Policy (“Policy"), which is also publicly available on Tesla’s legal page (www.tesla.com/about/legal).

Conflict Minerals Policy

Tesla is committed to sourcing responsibly and considers mining activities that fuel conflict as unacceptable. Pursuant to Tesla’s Policy, our suppliers are expected to use reasonable efforts to ensure that parts and products supplied to Tesla are “DRC conflict free,” meaning that such conflict minerals do not benefit armed groups in the Democratic Republic of the Congo (“DRC”) or any adjoining country. “Conflict minerals” are defined as:

(i) columbite-tantalite (tantalum);

(ii) cassiterite (tin);

(iii) gold;

(iv) wolframite (tungsten); and

(v) any derivatives of the above.

These materials are considered “conflict free” if they are found not to be providing any benefit to armed groups within the DRC or its adjoining countries. Tesla requires our suppliers to establish policies, due diligence frameworks, and management systems consistent with the OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (“OECD Guidance”). Tesla expects its suppliers to stay up to date with and to use validated conflict-free smelters and refiners assessed by the Responsible Mineral Initiative (“RMI”) and similar organizations.

Tesla recognizes the importance of mining responsibly and in a way that contributes to economic and social opportunity and development in the DRC region. Suppliers are allowed to source from the DRC or its adjoining countries, so long as it is from validated conflict-free sources such as smelters recognized as conformant under the RMI’s Responsible Minerals Assurance Program (“RMAP”).

Tesla’s Policy also includes a grievance mechanism where concerned parties may contact Tesla’s Board of Directors and provide comments about conflict minerals and other sourcing matters.

Human Rights Policy

Human trafficking, child labor, and slavery are crimes under state, federal, and international law. Unfortunately, these crimes continue to exist in regions throughout the world. Tesla is committed to ensuring that slave or child labor or human trafficking is not occurring within our supply chain. Tesla does not, and will not, tolerate the use of slave or child labor in the manufacturing of its products and does not, and will not, accept products or services from suppliers that engage in human trafficking in any form.

Supplier Compliance

In order to further ensure suppliers are in compliance with our expectations, our Code and Policy, as well as applicable legal requirements, Tesla is committed to:

▪	Continuously evaluating our supply chain to address any risks related to conflict minerals, human trafficking, slavery, and child labor;
▪	Reviewing suppliers’ practices to ensure their compliance with Tesla's Policy;
▪

Requiring our Tier 1 suppliers to certify that their materials incorporated into Tesla products comply with the applicable laws related to conflict minerals, slavery, child labor, and human trafficking of the country or countries in which they are doing business;

▪	Disciplining contractors and appropriate parties who fail to meet the requirement of our Code and Policy, including potential termination of contract;
▪

Ensuring appropriate Tesla employees are aware of issues regarding conflict minerals, human trafficking, child labor and slavery, particularly with respect to mitigating risks within Tesla's supply chain;

▪	Investigating if Tesla has a reasonable basis to believe that a supplier may be engaging in human trafficking, slave or child labor, or use of conflict minerals; and
▪

Transitioning away from purchasing goods or services from any supplier that is believed to be engaging in human trafficking, slave or child labor, or use of conflict minerals if the supplier does not take corrective actions.

In-Scope Products

As a company at the intersection of technology, transportation (electric vehicles), and energy (solar and storage), products manufactured by Tesla may contain some portion of Gold, Tantalum, Tin, or Tungsten (commonly referred to as “3TG”) or a combination of these.1

[1]

In addition to our efforts regarding conflict minerals, Tesla continues to monitor our supply chain for other areas of risk contrary to our values, such as the sourcing of cobalt from the DRC. Our efforts in this area include due diligence efforts in line with OECD Guidance and the RMI’s Cobalt Reporting Template. Moving forward, additional information regarding our cobalt sourcing practices and oversight will be provided through our annual Impact Report available on the Tesla website.

Automotive Suppliers

We use the IMDS to help determine which automotive suppliers to include in our conflict minerals due diligence inquiries. Utilizing the IMDS database, we review our entire Tier 1 supplier base to determine which suppliers are likely to supply products with 3TG. To best address the use of conflict minerals within our supply chain, we engage with suppliers who have a likelihood of using the covered materials in the products supplied to us in our Reasonable Country of Origin Inquiry (“RCOI"). For any automotive suppliers that provided a response in contradiction to their IMDS submission, Tesla requested that the supplier provide an update either to the IMDS or Conflict Minerals Reporting Template (“CMRT”).

Non-Automotive Suppliers

In an effort to include all possible sources of 3TG in our supply chains, Tesla also requested Tier 1 suppliers in our solar and energy supply chains to complete CMRTs and included them in the RCOI with our automotive suppliers.

Reasonable Country of Origin Inquiry

Due to Tesla’s downstream position in our supply chain, any efforts to understand the origin of raw materials rely on the cooperation of our Tier 1 and other upstream suppliers. In total, more than 450 Tier 1 suppliers took part in our RCOI process, including automotive, solar, and energy suppliers. Our goal continues to be achieving a 100% response rate, and we reach out by e-mail and phone to our Tier 1 suppliers multiple times throughout the year. In total, we received responses from over 380 of these suppliers, for a response rate over 80%, which is in line with our participation rate in the previous reporting year. Over the past year, Tesla has added new products and contracted with new suppliers as the company continues to grow, offered new products, and expanded to new regions around the world. Our collection efforts captured all business-significant suppliers and included information from more than 75% of our covered parts spend in 2019.

For the 2019 reporting year, we utilized the RMI’s CMRT to gather information from our Tier 1 suppliers. In order to gain greater transparency into all potential smelter and conflict minerals risks, we request suppliers to provide responses based on all of their operations at the company level rather than just providing information about their supply chain specifically related to the product(s) that Tesla purchases.

In addition, Tesla engaged a reputable third-party service provider with experience in conflict minerals data collection to assist with the engagement and training of suppliers, collection of CMRTs, validation of responses, smelter identification, initial risk assessment, and conflict minerals report review.

Industry Collaboration

We recognize the importance of working with industry peers and organizations and believe that a consolidated effort is the most efficient method to determine the reasonable country of origin. Through our continued involvement in the RMI, we contribute information to help identify the current status of many of the smelters in our supply chain. To help determine the reasonable country of origin for the 3TG in our supply chain, we continue to monitor and rely upon the RMI’s progress in identifying and validating smelters and refiners.

The information in Annex I is based on RMI’s RCOI data as of April 1, 2020 and Tesla’s 2019 supplier CMRT responses received. Based on this information, the countries of origin of the 3TG contained in our products may include the countries listed below in Annex I. For example, this information may be underinclusive to the extent any of our suppliers have not provided complete information regarding the countries of origin in their or their sub-suppliers' supply chains. At the same time, this list may be overinclusive due to the RMI’s database including countries from the supply chains of all of its participants and not just Tesla, and we have noted where there has been no evidence from the CMRTs collected that a country on the list is part of our supply chain. Annex II lists the conformant smelters and refiners that may be in Tesla’s or our suppliers’ supply chains with respect to 3TG contained in our products, and this information is based on the 2019 supplier CMRT responses received and data from the RMI regarding conformant smelters.

Description of Due Diligence

Our conflict minerals process and policies are designed to conform in all material respects with the OECD Guidance.

Step 1: Establish Strong Company Management Systems

As noted above, Tesla has adopted a Human Rights and Conflict Minerals Policy, as well as published the Tesla Supplier Code of Conduct. These policies are publicly available through our website (www.tesla.com/about/legal). Our supplier manuals also address our policies on conflict minerals and state our expectation that all Tesla suppliers are accountable for performing due diligence on their mineral supply chains in accordance with the OECD Guidance. Our contractual terms with suppliers (i.e., General Terms and Conditions) also include our expectation that all Tesla suppliers are accountable for performing conflict minerals due diligence aligned with the OECD Guidance as required by Section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Tesla maintains a specialized team within the company’s supply chain organization to lead these due diligence efforts, including implementing the additional use of the CMRT to further query at-risk Tier 1 suppliers. In addition, an internal cross-functional Tesla Conflict Minerals Steering Committee (the “Steering Committee”) composed of Tesla management from Supply Chain, Internal Audit, Environmental, Health and Safety, and Legal oversees these due diligence efforts and potential risks and issues within our supply base. Our efforts have been approved, and the letter of authorization sent to suppliers signed, by Tesla’s President of Automotive.

Step 2: Identify and Assess Risk in the Supply Chain

Tesla’s risk identification and assessment process begins with the RCOI process detailed above and by leveraging the CMRT. In-scope Tier 1 suppliers are engaged multiple times during this process, and internal stakeholders, such as global supply managers, are also engaged to emphasize to our suppliers the importance of their participation. Supplier data is collected over a ten-week period in order to allow for follow-up and further validation.

Supplier responses are continually reviewed throughout the process to ensure consistency with expected responses, and suppliers are asked to provide evidence of their own due diligence processes. Utilizing a reputable third party, we also assess each CMRT received and follow up with suppliers who provided incomplete or invalid responses.

Smelter information is assessed against information provided by the RMI for validity as a smelter. Valid smelters are then reviewed for their status as “conformant to” or “active in” a conflict-free audit program. Tesla also leverages the RMI’s Risk Readiness Assessment tool to better understand where smelter risk may emerge in our supply chain.

Tesla carefully monitors responses from suppliers on their own internal policies and processes regarding conflict minerals. If a supplier’s policy does not meet our expectations, we not only emphasize the importance of these practices, but also work with that supplier to ensure that its policies are updated to properly address the appropriate process within their supply chain.

Step 3: Design and Implement a Strategy to Respond to Identified Risks

We also monitor smelter validation progress by the RMI or other cross-recognized smelter audit programs. Any concerns with supplier responses throughout the data collection process are brought to the attention of the Steering Committee for further review and action. Suppliers who do not respond are also brought to the attention of a Steering Committee member for escalation.

In alignment with the OECD Guidance, Tesla shares the names of smelters provided to us that have not been validated to the RMI for validation and audit.

With recognition of the importance of cross-industry collaboration, Tesla continues to participate in the RMI and the Silicon Valley Conflict Minerals and Human Rights Forum.

Step 4: Perform Independent Third-Party Audit of Supply Chain Due Diligence

As outlined in the OECD Guidance, we support the RMI, an industry initiative which audits due diligence activities of smelters and refiners. We support the RMI’s outreach efforts and RMAP smelter audits through our membership in these programs. We reserve the right to ask any high-risk Tier 1 supplier to audit their supply chain conflict minerals due diligence program using a third-party independent auditor.

The data on which we rely for certain statements in this declaration are obtained through our membership in the RMI using the RCOI report for member TSLA.

Step 5: Report on Supply Chain Due Diligence

We report on our due diligence efforts as required by law and to comply with Rule 13p-1 under the Securities Exchange Act of 1934, as amended. This report is also available on Tesla’s publicly available Legal page (www.tesla.com/about/legal), and additional information on Tesla’s supply chain due diligence efforts, including our work to reduce risks and source ethically in our cobalt supply chain, can be found in our Impact Report, published annually since 2019.

Continuous Improvement

Tesla is always working to continually improve and our goal remains to source all of our 3TG through conflict-free and conformant smelters and refiners. In an effort to further strengthen our efforts, we also:

▪	Continue to participate in cross-industry groups such as the RMI and Silicon Valley Conflict Minerals and Human Rights Forum;
▪	Continue to work with in-scope suppliers to improve response rates to our audits, improve the quality of their responses and ensure their sourcing from conformant smelters and refiners;
▪	Continue to include participation in our RCOI process as a contractual requirement for our suppliers;
▪

Encourage suppliers to conduct responsible sourcing from the DRC and its adjoining countries by using conformant smelters, and discourage the creation of a de facto embargo on sourcing from the region;

▪	Through participation in RMI’s Smelter Engagement Team, encourage smelters to participate in RMAP protocol and discourage a potential embargo of the DRC region; and
▪	Educate suppliers on the importance of understanding the 3TG content of their products and maintaining consistency between their CMRT responses and IMDS submissions.

Results of Reasonable Country of Origin Inquiry & Due Diligence

Annex I

Due to Tesla’s downstream position in our supply chain, any efforts to understand the origin of raw materials rely heavily on the cooperation of our Tier 1 and upstream suppliers. We have uncovered no evidence to date that our suppliers’ sourcing of 3TG materials has contributed to conflict or human rights violations. Based on our due diligence efforts to date, we believe that the following list of Countries of Origin reflects countries from which our suppliers may have sourced from conformant smelters and refiners. This information may be underinclusive to the extent any of our suppliers have not provided complete information regarding the countries of origin in their or their sub-suppliers' supply chains. At the same time, this list may be overinclusive due to the RMI’s database including countries from the supply chains of all of its participants and not just Tesla, and we have noted where there has been no evidence from the CMRTs collected that a country on the list is part of our supply chain. Tesla will continue to work with our suppliers to source only from such compliant smelters and refiners, including by encouraging suppliers to have their non-participating smelters successfully complete an audit program.

Through its membership and participation in the RMI, Tesla is provided information on the country of origin of conformant smelters within our supply chain. All materials sourced through conformant smelters and refiners are considered “Conflict Free”. In 2019, the information provided by the RMI on countries of origin expanded greatly beyond the previously provided data on Level 1, 2, and 3 sourcing to now include aggregated sourcing data from all of its contributors through cross-recognized conflict-free protocols. The RMI’s RCOI data does not specify the countries of origin of the conflict minerals processed by the compliant smelters and refineries listed below in Annex II. In addition, it is not always possible to know the countries of origin of the 3TG contained in scrap and recycled sources. Tesla continues to work to gain further insight and transparency into our and our suppliers’ supply chain for 3TG, including fully identifying countries of origin of 3TG and the smelters and refiners used to process the necessary conflict minerals in Tesla’s products.

Tesla has chosen to disclose all countries provided in the RMI’s newly expanded database, which includes information from all of its participants’ supply chains and not just Tesla. In addition, the majority of our suppliers provided information on the smelters used in their entire operations at the company level, and not just for their products specifically purchased by Tesla. It is important to note that we do not have direct relationships with suppliers or sub-suppliers in many of these countries and have no direct influence on the supply chain when it is so many tiers removed. Therefore, although a country may be listed in the tables below, it does not necessarily indicate that Tesla or one of our suppliers is sourcing from that country. In addition to the expanded RMI database findings described above, Tesla greatly increased the number of suppliers in our supply chain due to our higher manufacturing volumes with the introduction of new vehicles to our product lineup. As our processes continue to improve and the specificity of the information provided by the RMI database increases, this list may fluctuate year over year.

Gold	Tantalum	Tin	Tungsten

Argentina, Armenia, Australia, Austria, Azerbaijan, Belgium, Benin, Bolivia, Bolivia (Plurinational State of), Botswana, Brazil, Brunei, Bulgaria, Burkina Faso, Cameroon, Canada, Chile, China, Colombia, Congo, Democratic Republic of the, Croatia, Cuba**, Cyprus, Czech Republic, Denmark, Dominican Republic, Ecuador, Egypt, El Salvador, Eritrea, Estonia, Ethiopia, Fiji, Finland, France, Gambia, The, Georgia, Germany, Ghana, Greece, Guatemala, Guinea, Guyana, Honduras, Hong Kong, Hungary, Iceland, India, Indonesia, Iran**, Ireland, Israel, Italy, Ivory Coast, Japan, Jordan, Kazakhstan , Kenya,  Kuwait, Kyrgyzstan, Laos, Latvia, Lebanon, Liberia, Liechtenstein, Lithuania, Luxembourg, Macau, Madagascar, Malaysia, Mali, Malta, Mauritania, Mauritius, Mexico, Monaco, Mongolia, Morocco, Namibia, Netherlands, New Caledonia, New Zealand, Nicaragua, Niger, Norway, Pakistan, Panama, Papua New Guinea, Paraguay, Peru, Philippines,  Poland, Portugal, Puerto Rico,

Australia, Austria, Belarus, Bolivia, Bolivia (Plurinational State of), Brazil, Burundi, China, Colombia, Congo, Democratic Republic of the, Ethiopia, France, Germany, Guinea, India, Indonesia, Ireland, Israel, Japan, Madagascar, Malaysia, Mozambique, Namibia, Nigeria, Russian Federation, Rwanda, Sierra Leone, Somaliland, Spain, Switzerland, Thailand, United States of America, Zimbabwe

Angola, Australia, Austria, Belarus, Belgium, Benin, Bolivia (Plurinational State of), Brazil, Burundi, Canada, Chile, China, Colombia, Congo, Democratic Republic of the, Croatia, Czech Republic, Denmark, Egypt, El Salvador, Estonia, France, Gabon, Germany, Guinea, Hong Kong, Hungary, India, Indonesia, Israel, Italy, Japan, Kazakhstan, Laos, Lebanon, Malaysia, Mexico, Mongolia, Morocco, Myanmar, Netherlands, New Zealand, Nigeria, Pakistan, Peru, Philippines, Portugal, Qatar, Russian Federation, Rwanda, Saudi Arabia, Senegal, Singapore, Slovakia, Slovenia, South Africa, South Korea, Spain, Sudan**, Switzerland, Taiwan, Tanzania, Thailand, Togo, Tunisia, Turkey, Uganda, Ukraine, United Arab Emirates, United Kingdom of Great Britain and Northern Ireland, United States of America, Venezuela, Vietnam, Yemen

Australia, Austria, Belgium, Bolivia, Brazil, Burundi, Canada, China, Colombia, Congo, Democratic Republic of the, Czech Republic, France, Germany, Guinea, Hong Kong, Indonesia, Japan, Laos, Latvia, Malaysia, Mongolia, Myanmar, Nigeria, Peru, Portugal, Russia, Russian Federation, Rwanda, Spain, Taiwan, Thailand, Uganda, United Arab Emirates, United Kingdom of Great Britain and Northern Ireland, United States of America, Uzbekistan, Vietnam

Gold	Tantalum	Tin	Tungsten

Romania, Russian Federation, Rwanda, San Marino, Saudi Arabia, Senegal, Serbia, Sierra Leone, Singapore, Slovakia, Slovenia, Solomon Islands, South Africa, South Korea, Spain, Sudan**, Suriname, Swaziland, Sweden, Switzerland, Taiwan, Tajikistan, Tanzania, Thailand, Togo, Trinidad and Tobago, Tunisia, Turkey, Uganda, Ukraine, United Arab Emirates,  United Kingdom of Great Britain and Northern Ireland, United States of America, Uruguay, Venezuela, Vietnam, Zambia, Zimbabwe

Countries listed in bold are considered “covered countries” (i.e., the DRC and its adjoining countries) under U.S. conflict minerals disclosure rules.

** Tesla does not directly source from these countries and has no relationship with any companies or individuals located within their national boundaries. Tesla continues to utilize the list of potential countries of origin as provided by the RMI, whose database greatly expanded in the past year and which includes all potential countries of origin from the supply chains of all of RMI’s member participants and not just Tesla. Information provided to us by the RMI is aggregated for all conformant smelters in its database and does not necessarily imply use by Tesla of materials sourced from these countries or smelters. In addition, the majority of our suppliers provided information on the smelters used in their entire operations at the company level, and not just for products specifically purchased by Tesla.

Annex II

Smelters Identified

Tesla suppliers identified more than 600 unique smelter names across all CMRT responses received. As part of our due diligence process, we identified 297, or 49%, as valid smelters and 233, or 78%, as conformant. Identification was performed by both Tesla’s engaged third-party service provider as well as an internal review of smelter names as compared to the RMI’s smelter database. We are encouraged by the continued upward trend of smelters participating in RMI’s RMAP, and the positive results within our own supply chain of increased conformant smelters. As we continue to engage with smelters directly and through stakeholder initiatives, such as the RMI’s RMAP, we hope to see these smelter conformance rates continue to increase.

Smelter Summary

The following list of facilities are smelters or refiners believed to be in Tesla’s supply chain who have completed the RMAP audit program and are listed as conformant for responsible sourcing practices. We publish this list to hold these smelters and refiners accountable and to give credit for their continued participation in the RMAP. In addition, we hope that this encourages the remaining smelters and refiners in our supply chain to accelerate their efforts to demonstrate responsible mineral procurement through the RMAP.

Metal	Smelter Name	Smelter ID
Gold	8853 S.p.A.	CID002763
Gold	Advanced Chemical Company	CID000015
Gold	Aida Chemical Industries Co., Ltd.	CID000019
Gold	Al Etihad Gold Refinery DMCC	CID002560
Gold	Allgemeine Gold-und Silberscheideanstalt A.G.	CID000035
Gold	Almalyk Mining and Metallurgical Complex (AMMC)	CID000041
Gold	AngloGold Ashanti Corrego do Sitio Mineracao	CID000058
Gold	Argor-Heraeus S.A.	CID000077
Gold	Asahi Pretec Corp.	CID000082
Gold	Asahi Refining Canada Ltd.	CID000924
Gold	Asahi Refining USA Inc.	CID000920
Gold	Asaka Riken Co., Ltd.	CID000090
Gold	AU Traders and Refiners	CID002850
Gold	Aurubis AG	CID000113
Gold	Bangalore Refinery	CID002863
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	CID000128
Gold	Boliden AB	CID000157
Gold	C. Hafner GmbH + Co. KG	CID000176
Gold	CCR Refinery - Glencore Canada Corporation	CID000185

Metal	Smelter Name	Smelter ID
Gold	Cendres + Metaux S.A.	CID000189
Gold	Chimet S.p.A.	CID000233
Gold	Chugai Mining	CID000264
Gold	DODUCO Contacts and Refining GmbH	CID000362
Gold	Dowa	CID000401
Gold	DS PRETECH Co., Ltd.	CID003195
Gold	DSC (Do Sung Corporation)	CID000359
Gold	Eco-System Recycling Co., Ltd. East Plant	CID000425
Gold	Eco-System Recycling Co., Ltd. North Plant	CID003424
Gold	Eco-System Recycling Co., Ltd. West Plant	CID003425
Gold	Emirates Gold DMCC	CID002561
Gold	Geib Refining Corporation	CID002459
Gold	Gold Refinery of Zijin Mining Group Co., Ltd.	CID002243
Gold	Heimerle + Meule GmbH	CID000694
Gold	Heraeus Metals Hong Kong Ltd.	CID000707
Gold	Heraeus Precious Metals GmbH & Co. KG	CID000711
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd.	CID000801
Gold	Ishifuku Metal Industry Co., Ltd.	CID000807
Gold	Istanbul Gold Refinery	CID000814
Gold	Italpreziosi	CID002765
Gold	Japan Mint	CID000823
Gold	Jiangxi Copper Co., Ltd.	CID000855
Gold	JSC Uralelectromed	CID000929
Gold	JX Nippon Mining & Metals Co., Ltd.	CID000937
Gold	Kazzinc	CID000957
Gold	Kennecott Utah Copper LLC	CID000969
Gold	KGHM Polska Miedz Spolka Akcyjna	CID002511
Gold	Kojima Chemicals Co., Ltd.	CID000981
Gold	Korea Zinc Co., Ltd.	CID002605
Gold	Kyrgyzaltyn JSC	CID001029
Gold	L'Orfebre S.A.	CID002762
Gold	LS-NIKKO Copper Inc.	CID001078
Gold	LT Metal Ltd.	CID000689
Gold	Marsam Metals	CID002606
Gold	Materion	CID001113
Gold	Matsuda Sangyo Co., Ltd.	CID001119
Gold	Metalor Technologies (Hong Kong) Ltd.	CID001149

Metal	Smelter Name	Smelter ID
Gold	Metalor Technologies (Singapore) Pte., Ltd.	CID001152
Gold	Metalor Technologies (Suzhou) Ltd.	CID001147
Gold	Metalor Technologies S.A.	CID001153
Gold	Metalor USA Refining Corporation	CID001157
Gold	Metalurgica Met-Mex Penoles S.A. De C.V.	CID001161
Gold	Mitsubishi Materials Corporation	CID001188
Gold	Mitsui Mining and Smelting Co., Ltd.	CID001193
Gold	MMTC-PAMP India Pvt., Ltd.	CID002509
Gold	Moscow Special Alloys Processing Plant	CID001204
Gold	Nadir Metal Rafineri San. Ve Tic. A.S.	CID001220
Gold	Nihon Material Co., Ltd.	CID001259
Gold	Ogussa Osterreichische Gold- und Silber-Scheideanstalt GmbH	CID002779
Gold	Ohura Precious Metal Industry Co., Ltd.	CID001325
Gold	OJSC "The Gulidov Krasnoyarsk Non-Ferrous Metals Plant" (OJSC Krastsvetmet)	CID001326
Gold	OJSC Novosibirsk Refinery	CID000493
Gold	PAMP S.A.	CID001352
Gold	Planta Recuperadora de Metales SpA	CID002919
Gold	Prioksky Plant of Non-Ferrous Metals	CID001386
Gold	PT Aneka Tambang (Persero) Tbk	CID001397
Gold	PX Precinox S.A.	CID001498
Gold	Rand Refinery (Pty) Ltd.	CID001512
Gold	REMONDIS PMR B.V.	CID002582
Gold	Royal Canadian Mint	CID001534
Gold	SAAMP	CID002761
Gold	Safimet S.p.A	CID002973
Gold	Samduck Precious Metals	CID001555
Gold	SAXONIA Edelmetalle GmbH	CID002777
Gold	SEMPSA Joyeria Plateria S.A.	CID001585
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	CID001622
Gold	Sichuan Tianze Precious Metals Co., Ltd.	CID001736
Gold	Singway Technology Co., Ltd.	CID002516
Gold	SOE Shyolkovsky Factory of Secondary Precious Metals	CID001756
Gold	Solar Applied Materials Technology Corp.	CID001761
Gold	Sumitomo Metal Mining Co., Ltd.	CID001798
Gold	SungEel HiMetal Co., Ltd.	CID002918
Gold	T.C.A S.p.A	CID002580

Metal	Smelter Name	Smelter ID
Gold	Tanaka Kikinzoku Kogyo K.K.	CID001875
Gold	The Refinery of Shandong Gold Mining Co., Ltd.	CID001916
Gold	Tokuriki Honten Co., Ltd.	CID001938
Gold	TOO Tau-Ken-Altyn	CID002615
Gold	Torecom	CID001955
Gold	Umicore Brasil Ltda.	CID001977
Gold	Umicore Precious Metals Thailand	CID002314
Gold	Umicore S.A. Business Unit Precious Metals Refining	CID001980
Gold	United Precious Metal Refining, Inc.	CID001993
Gold	Valcambi S.A.	CID002003
Gold	Western Australian Mint (T/a The Perth Mint)	CID002030
Gold	WIELAND Edelmetalle GmbH	CID002778
Gold	Yamakin Co., Ltd.	CID002100
Gold	Yokohama Metal Co., Ltd.	CID002129
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	CID002224
Tantalum	Asaka Riken Co., Ltd.	CID000092
Tantalum	Changsha South Tantalum Niobium Co., Ltd.	CID000211
Tantalum	CP Metals, Inc.	CID0063402
Tantalum	D Block Metals, LLC	CID002504
Tantalum	Exotech Inc.	CID000456
Tantalum	F&X Electro-Materials Ltd.	CID000460
Tantalum	FIR Metals & Resource Ltd.	CID002505
Tantalum	Global Advanced Metals Aizu	CID002558
Tantalum	Global Advanced Metals Boyertown	CID002557
Tantalum	Guangdong Zhiyuan New Material Co., Ltd.	CID000616
Tantalum	H.C. Starck Co., Ltd.	CID002544
Tantalum	H.C. Starck Hermsdorf GmbH	CID002547
Tantalum	H.C. Starck Inc.	CID002548
Tantalum	H.C. Starck Ltd.	CID002549
Tantalum	H.C. Starck Smelting GmbH & Co. KG	CID002550
Tantalum	H.C. Starck Tantalum and Niobium GmbH	CID002545
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	CID002492
Tantalum	Jiangxi Dinghai Tantalum & Niobium Co., Ltd.	CID002512
Tantalum	Jiangxi Tuohong New Raw Material	CID002842
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	CID000914
Tantalum	Jiujiang Tanbre Co., Ltd.	CID000917
Tantalum	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.	CID002506

Metal	Smelter Name	Smelter ID
Tantalum	KEMET Blue Metals	CID002539
Tantalum	LSM Brasil S.A.	CID001076
Tantalum	Metallurgical Products India Pvt., Ltd.	CID001163
Tantalum	Mineracao Taboca S.A.	CID001175
Tantalum	Mitsui Mining and Smelting Co., Ltd.	CID001192
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	CID001277
Tantalum	NPM Silmet AS	CID001200
Tantalum	PRG Dooel	CID002847
Tantalum	QuantumClean	CID001508
Tantalum	Resind Industria e Comercio Ltda.	CID002707
Tantalum	Solikamsk Magnesium Works OAO	CID001769
Tantalum	Taki Chemical Co., Ltd.	CID001869
Tantalum	Telex Metals	CID001891
Tantalum	Ulba Metallurgical Plant JSC	CID001969
Tantalum	XinXing HaoRong Electronic Material Co., Ltd.	CID002508
Tantalum	Yanling Jincheng Tantalum & Niobium Co., Ltd.	CID001522
Tin	Alpha	CID000292
Tin	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.	CID000228
Tin	Chifeng Dajingzi Tin Industry Co., Ltd.	CID003190
Tin	China Tin Group Co., Ltd.	CID001070
Tin	Dowa	CID000402
Tin	EM Vinto	CID000438
Tin	Fenix Metals	CID000468
Tin	Gejiu Kai Meng Industry and Trade LLC	CID000942
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	CID000538
Tin	Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.	CID001908
Tin	Gejiu Zili Mining And Metallurgy Co., Ltd.	CID000555
Tin	Guangdong Hanhe Non-Ferrous Metal Co., Ltd.	CID003116
Tin	Guanyang Guida Nonferrous Metal Smelting Plant	CID002849
Tin	HuiChang Hill Tin Industry Co., Ltd.	CID002844
Tin	Huichang Jinshunda Tin Co., Ltd.	CID000760
Tin	Jiangxi New Nanshan Technology Ltd.	CID001231
Tin	Ma'anshan Weitai Tin Co., Ltd.	CID003379
Tin	Magnu's Minerais Metais e Ligas Ltda.	CID002468
Tin	Malaysia Smelting Corporation (MSC)	CID001105
Tin	Melt Metais e Ligas S.A.	CID002500
Tin	Metallic Resources, Inc.	CID001142

Metal	Smelter Name	Smelter ID
Tin	Metallo Belgium N.V.	CID002773
Tin	Metallo Spain S.L.U.	CID002774
Tin	Mineracao Taboca S.A.	CID001173
Tin	Minsur	CID001182
Tin	Mitsubishi Materials Corporation	CID001191
Tin	O.M. Manufacturing (Thailand) Co., Ltd.	CID001314
Tin	O.M. Manufacturing Philippines, Inc.	CID002517
Tin	Operaciones Metalurgicas S.A.	CID001337
Tin	PT Artha Cipta Langgeng	CID001399
Tin	PT ATD Makmur Mandiri Jaya	CID002503
Tin	PT Menara Cipta Mulia	CID002835
Tin	PT Mitra Stania Prima	CID001453
Tin	PT Refined Bangka Tin	CID001460
Tin	PT Timah Tbk Kundur	CID001477
Tin	PT Timah Tbk Mentok	CID001482
Tin	Resind Industria e Comercio Ltda.	CID002706
Tin	Rui Da Hung	CID001539
Tin	Soft Metais Ltda.	CID001758
Tin	Thai Nguyen Mining and Metallurgy Co., Ltd.	CID002834
Tin	Thaisarco	CID001898
Tin	Tin Technology & Refining	CID003325
Tin	White Solder Metalurgia e Mineracao Ltda.	CID002036
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	CID002158
Tin	Yunnan Tin Company Limited	CID002180
Tin	Yunnan Yunfan Non-ferrous Metals Co., Ltd.	CID003397
Tungsten	A.L.M.T. Corp.	CID000004
Tungsten	ACL Metais Eireli	CID002833
Tungsten	Asia Tungsten Products Vietnam Ltd.	CID002502
Tungsten	Chenzhou Diamond Tungsten Products Co., Ltd.	CID002513
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	CID000258
Tungsten	Fujian Ganmin RareMetal Co., Ltd.	CID003401
Tungsten	Fujian Jinxin Tungsten Co., Ltd.	CID000499
Tungsten	Ganzhou Haichuang Tungsten Co., Ltd.	CID002645
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	CID000875
Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	CID002315
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	CID002494
Tungsten	Global Tungsten & Powders Corp.	CID000568

Metal	Smelter Name	Smelter ID
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	CID000218
Tungsten	H.C. Starck Smelting GmbH & Co. KG	CID002542
Tungsten	H.C. Starck Tungsten GmbH	CID002541
Tungsten	Hunan Chenzhou Mining Co., Ltd.	CID000766
Tungsten	Hunan Chuangda Vanadium Tungsten Co., Ltd. Wuji	CID002579
Tungsten	Hunan Chunchang Nonferrous Metals Co., Ltd.	CID000769
Tungsten	Hunan Litian Tungsten Industry Co., Ltd.	CID003182
Tungsten	Hydrometallurg, JSC	CID002649
Tungsten	Japan New Metals Co., Ltd.	CID000825
Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	CID002551
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.	CID002321
Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	CID002318
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	CID002317
Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.	CID002316
Tungsten	Kennametal Fallon	CID000966
Tungsten	Kennametal Huntsville	CID000105
Tungsten	KGETS Co., Ltd.	CID003388
Tungsten	Lianyou Metals Co., Ltd.	CID003407
Tungsten	Malipo Haiyu Tungsten Co., Ltd.	CID002319
Tungsten	Masan Tungsten Chemical LLC (MTC)	CID002543
Tungsten	Moliren Ltd.	CID002845
Tungsten	Niagara Refining LLC	CID002589
Tungsten	Philippine Chuangxin Industrial Co., Inc.	CID002827
Tungsten	Tejing (Vietnam) Tungsten Co., Ltd.	CID001889
Tungsten	Unecha Refractory metals plant	CID002724
Tungsten	Wolfram Bergbau und Hutten AG	CID002044
Tungsten	Woltech Korea Co., Ltd.	CID002843
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	CID002320
Tungsten	Xiamen Tungsten Co., Ltd.	CID002082
Tungsten	Xinfeng Huarui Tungsten & Molybdenum New Material Co., Ltd.	CID002830
Tungsten	Xinhai Rendan Shaoguan Tungsten Co., Ltd.	CID002095